SHARE AND OPTION PURCHASE AGREEMENT made this 3rd day of May, 2010.

B E T W E E N:

GS CAPITAL PARTNERS VI FUND, L.P.,
a limited partnership governed by the laws of
Delaware (“GSCP”)

- and –

GSCP VI AA ONE HOLDING S.àr.1,
a corporation governed by the laws of
Luxembourg (“GS Shareholder Holdco One”)

- and –

GSCP VI AA ONE PARALLEL HOLDING S.àr.1,
a corporation governed by the laws of
Luxembourg (“GS Shareholder Holdco Two”, and
together with GS Shareholder Holdco One, the “Vendors”),

- and -

7316712 CANADA INC.,
a corporation existing under the laws of Canada,
(the “Purchaser”).

- and -

SHAW COMMUNICATIONS INC.,
a corporation existing under the laws of Alberta,
(“Shaw”),

- and -

CW INVESTMENTS CO.,
an unlimited liability company existing under
the laws of Nova Scotia (“CW Investments ”).

WHEREAS GS Shareholder Holdco One is the registered owner of 222 Class A Preferred Shares and 563,964 Class B Common Shares (collectively the “GS One Shares”) in the capital of CW Investments;

AND WHEREAS GS Shareholder Holdco Two is the registered owner of 111 Class A Preferred Shares and 83,050 Class B Common Shares (the “GS Two Shares”, and together with the GS One Shares, the "Shares”) in the capital of CW Investments;

AND WHEREAS Canwest Media Inc. (“CMI”) is the registered owner of 666 Class A Preferred Shares and 352,986 Class A Common Shares in the capital of CW Investments;

AND WHEREAS CMI, GSCP, the Vendors and CW Investments are party to a shareholders agreement in respect of CW Investments as amended and restated as of January 4, 2008 (the “Shareholders Agreement”);

AND WHEREAS, the CMI Consent has been executed by CMI and delivered to the parties hereto simultaneously with the execution and delivery of this Agreement;

AND WHEREAS, the Assignment and Assumption Agreement has been executed by the parties thereto simultaneously with the execution and delivery of this Agreement;

AND WHEREAS, the Mutual Release has been executed by the parties thereto simultaneously with the execution and delivery of this Agreement;

AND WHEREAS the Vendors wish to sell the Transferred Shares to the Purchaser and to grant an option to the Purchaser to purchase the Option Shares, and the Purchaser wishes to purchase the Transferred Shares and to acquire an option to purchase the Option Shares on the terms and subject to the conditions herein contained;

NOW THEREFORE in consideration of the respective covenants, representations and warranties of the parties hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following terms shall have the meanings set out below:

"Applicable Law” means, with respect to any person, any domestic or foreign federal, national, state, provincial or local law (statutory, common or other), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person, as amended, unless expressly specified otherwise;

"Assignment and Assumption Agreement” means the agreement providing for, among other things, (i) the termination of the rights and obligations of GSCP and the Vendors under and pursuant to the Shareholders Agreement, (ii) the release of any Liabilities of GSCP and the Vendors under the Shareholders Agreement and (iii) acknowledgement by CMI and the parties hereto that GSCP and each of the Vendors have met all of their obligations to the date hereof and are subject to no Liabilities under the Shareholders Agreement, delivered by all of the entities signatory thereto simultaneously with the execution and delivery of this Agreement;

"Broadcasting Act” means the Broadcasting Act (Canada) together with the regulations promulgated thereunder.

"Business Day” means any day, other than a Saturday or Sunday, on which the principal commercial banks in Toronto, Calgary and New York are open for commercial banking business during normal banking hours;

"Canwest Entities” means Canwest Global and CMI;

"Canwest Global” means Canwest Global Communications Corp.;

"CCAA Proceeding” has the meaning ascribed thereto in Section 4.3(a);

"Claim” means any allegation, debt, cause of action, Liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statute or otherwise;

"CMI” has the meaning ascribed thereto in the recitals;

"CMI Consent” means the consent by CMI to all of the transactions contemplated by the Transaction Agreements including to the transfer of the Shares by the Vendors to the Purchaser for purposes of the Shareholders Agreement and section 32 of the Articles of Association of CW Investments, delivered to the parties hereto on the date hereof;

"Companies” has the meaning set out in the definition of “Support Agreement”;

"CRTC” means the Canadian Radio-television and Telecommunications Commission, and includes any successor thereto;

"CRTC Approval” means any required approvals by the CRTC for the transfer of the Option Shares;

"Governmental Entity” means any (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) any subdivision, agent, commission, board or authority of any of the foregoing; or (ii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, including the Toronto Stock Exchange or any other stock exchange;

"GS One Shares” has the meaning ascribed thereto in the recitals;

"GS Two Shares” has the meaning ascribed thereto in the recitals;

"Indemnified Party” has the meaning ascribed thereto in Section 6.4;

"Indemnifying Party” has the meaning ascribed thereto in Section 6.4;

"Liability” means any liability or obligation (whether actual, contingent or prospective, known or unknown), including for any Loss irrespective of when the acts, events or things giving rise to the liability occurred and including any costs and expenses related thereto;

"Losses” means all claims, demands, proceedings, fines, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties, judgments and amounts paid in settlement) arising directly or indirectly as a consequence of a matter after taking into account any tax impact on the party suffering the Loss;

"Mutual Release” means the full and final mutual release in the form delivered by all of the entities signatory thereto simultaneously with the execution and delivery of this Agreement;

“Option” means the right of the Purchaser granted by the Vendors to purchase the Option Shares on the Option Closing Date free from all liens, charges and encumbrances of any nature whatsoever (other than restrictions in the Shareholders Agreement, in the Articles of Association of CW Investments and under applicable securities laws or regulations) in exchange for the delivery of the Option Transfer Price payable on the Option Closing Date, in the form attached hereto as Schedule B;

"Option Closing” has the meaning ascribed thereto in Section 3.3;

“Option Closing Date” has the meaning ascribed thereto in Section 3.3;

“Option Shares” means the Shares that are not Transferred Shares, as such may be changed from time to time in accordance with the terms of the Option;

“Option Transfer Price” means the sum of $1,000,000 in the lawful money of Canada;

"Option Purchase Price” has the meaning ascribed thereto in Section 2.2;

"Outside Date” means December 31, 2010, or such other date as Shaw and GSCP may agree in writing, provided that if the Option Closing has not occurred by the Outside Date as a result of the failure to obtain CRTC Approval, then Shaw may from time to time elect in writing to extend the Outside Date, provided that in aggregate such extensions shall not exceed three months, and provided further that the Outside Date may only be extended if Shaw reasonably believes that the CRTC Approval is capable of being obtained prior to the Outside Date, as it may be so extended;

"Proceeding” means any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative;

"Resignation and Release” means each letter of resignation and release, in the form attached hereto, dated May 3, 2010, by and among CW Investments and certain of its direct and indirect subsidiaries and the applicable Resigning Director;

"Resigning Directors” means Gerald Cardinale and Tim Hodgson;

"Recapitalization Transaction” means the recapitalization of the Companies, as more fully described in the recapitalization transaction term sheet attached to the Support Agreement and forming part thereof, as amended to the date hereof, and as the same may be amended, restated, replaced or otherwise modified from time to time;

“Share Purchase Price” has the meaning ascribed in Section 2.1;

"Shareholders Agreement” has the meaning ascribed thereto in the recitals;

"Shares” has the meaning ascribed thereto in the recitals;

"Support Agreement” means the support agreement dated October 5, 2009, as amended February 11, 2010 and May 3, 2010, and as further amended, restated, replaced or otherwise modified from time to time, among Canwest Global, CMI, Canwest Television Limited Partnership, by its general partner, Canwest Television GP Inc. (“CTLP”) and the entities listed in Schedule A thereto (together with Canwest Global, CMI and CTLP, the “Companies”) regarding the principal aspects of the Recapitalization Transaction;

"Tax Act” means the Income Tax Act (Canada), and the regulations thereunder, all as amended from time to time;

"Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof;

"Transaction Agreements” means, in respect of each party, collectively, this Agreement and, to the extent a party thereto, the Option, the Assignment and Assumption Agreement and the Mutual Release; and

"Transferred Shares” means 199 Class A Preferred Shares owned by GS Shareholder Holdco One and 100 Class A Preferred Shares owned by GS Shareholder Holdco Two and 434,949 Class B Common Shares owned by GS Shareholder Holdco One and 64,051 Class B Common Shares owned by GS Shareholder Holdco Two.

1.2	Certain Rules of Interpretation in this Agreement

(a) The terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof, and any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time.

(b) The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference herein to a particular Article, Section or Subsection refers to the specified Article, Section or Subsection of this Agreement.

(c) Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(d) Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(e) The terms “party” and “the parties” refer to a party or the parties to this Agreement.

(f) The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(g) Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

1.3	Entire Agreement

The Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein or therein.

1.4	Time of Essence
Time is of the essence in the performance of the parties’ respective obligations.
1.5	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, its application to other parties and all other provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. For the avoidance of doubt, in no event shall the breach or violation by CW Investments of any of its covenants, agreements or representations hereunder limit in any way the obligations of the other parties hereto to consummate the transactions contemplated by the Transaction Agreements including, without limitation, the purchase and sale of the Shares, the sale of the Option and the exercise of the Option.

ARTICLE 2
SALE OF SHARES

2.1	Sale of Transferred Shares and Share Purchase Price

Each Vendor hereby sells, assigns and transfers to the Purchaser, and the Purchaser hereby acquires from the Vendors, the Transferred Shares, free from all liens, charges and encumbrances of any nature whatsoever (other than restrictions in the Shareholders Agreement, in the Articles of Association of CW Investments and under applicable securities laws or regulations), for an aggregate purchase price of $539,864,712.80 in lawful money of Canada, (the “Share Purchase Price”), allocated as follows:

(a)	to GS Shareholder Holdco One, $199 of the Share Purchase Price in respect of the Class A Preferred Shares and $470,568,110.06 of the Share Purchase Price in respect of the Class B Common Shares sold by it; and

(b)	to GS Shareholder Holdco Two, $100 of the Share Purchase Price in respect of the Class A Preferred Shares and $69,296,303.74 of the Share Purchase Price in respect of the Class B Common Shares sold by it.

2.2	Grant of Option Shares and Option Purchase Price

Each Vendor hereby grants the Option to the Purchaser and the Purchaser hereby acquires the Option from the Vendors, for an aggregate purchase price of $159,135,287.20 in lawful money of Canada (the “Option Purchase Price”), allocated as follows:

(a)	to GS Shareholder Holdco One, $22 of the Option Purchase Price in respect of the Class A Preferred Shares underlying the Option and $138,708,735.97 of the Option Purchase Price in respect of the Class B Common Shares underlying the Option; and

(b)	to GS Shareholder Holdco Two, $10 of the Option Purchase Price in respect of the Class A Preferred Shares underlying the Option and $20,426,519.23 of the Option Purchase Price in respect of the Class B Common Shares underlying the Option.

2.3	Satisfaction of Share Purchase Price and the Option Purchase Price

In full payment and satisfaction of the Share Purchase Price and the Option Purchase Price, the Purchaser hereby delivers to each of the Vendors their applicable portion of the Share Purchase Price and the Option Purchase Price by wire transfer to the accounts set out in Schedule A, free and clear of any withholdings.

2.4	Expense Reimbursement

In addition to the Share Purchase Price and the Option Purchase Price, the Purchaser shall pay to GSCP, simultaneously with the execution of this Agreement by the parties hereto, the sum of $9,000,000 in lawful money of Canada (by wire transfer to the account set out in Schedule A), free and clear of any withholdings, as reimbursement for a portion of the expenses incurred by GSCP and/or the Vendors in connection with the Companies since January 1, 2009 (the “Expense Reimbursement”).

ARTICLE 3
CLOSINGS

3.1	Closing Deliveries of the Vendors

On the date hereof, GSCP and the Vendors delivered or caused others, as applicable, to deliver the following duly executed documents to Shaw and the Purchaser:

(a)	share certificates representing the Transferred Shares together with assignments or other instruments of transfer duly endorsed in blank, or accompanied by share powers or other instruments of transfer duly executed in blank;

(b)	the Option, duly executed by each of the Vendors;

(c)	the Resignation and Release executed by each of the Resigning Directors; and

(d)	such other certificates, instruments of conveyance, and documents required by this Agreement or as reasonably requested by Shaw prior to the date hereof and agreed to by GSCP, acting reasonably, to carry out the intent and purposes of this Agreement.

3.2	Closing Deliveries of the Purchaser

On the date hereof, Shaw and the Purchaser delivered or caused others, as applicable, to deliver the Share Purchase Price and the Option Purchase Price to the Vendors, as applicable, and the Expense Reimbursement to GSCP, together with the following duly executed documents to GSCP and the Vendors:

(a)	the Option duly executed by the Purchaser; and

(b)	such other certificates, instruments, and documents required by this Agreement or as reasonably requested by GSCP prior to the date hereof and agreed to by Shaw, acting reasonably, to carry out the intent and purposes of this Agreement.

3.3	Option Closing

Subject to the conditions in Section 3.6 and 3.7 of this Agreement and the conditions set out in the Option, the Vendors and the Purchaser agree to complete the purchase and sale of the Option Shares in accordance with the terms of this Agreement and the Option. The completion of the purchase and sale of the Option Shares and payment of the Option Transfer Price (the “Option Closing”) will take place at the offices of Davies Ward Phillips & Vineberg LLP, in Toronto at 1 p.m. (EST) on the third (3rd) Business Day after the date that all of the conditions to the Option Closing set forth in Sections 3.6 and 3.7 hereof and in the Option (other than those conditions which, by their terms, are to be satisfied or waived on the Option Closing Date, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived by the party entitled to waive the same, or such other place and time as the Vendors and Shaw may agree in writing (the “Option Closing Date”).

3.4	Option Closing Deliveries of the Vendors

At the Option Closing, GSCP and the Vendors will deliver or cause others, as applicable, to deliver the following duly executed documents to Shaw and the Purchaser:

(a)	share certificates representing the Option Shares together with assignments or other instruments of transfer duly endorsed in blank, or accompanied by share powers or other instruments of transfer duly executed in blank; and

(b)	such other certificates, instruments of conveyance, and documents required by this Agreement or the Option or as may be reasonably requested by Shaw and agreed to by GSCP, acting reasonably, prior to the Option Closing Date to carry out the intent and purposes of this Agreement and the Option with respect to the Option Closing.

3.5	Closing Deliveries of the Purchaser

At the Option Closing, Shaw and the Purchaser will deliver or cause others, as applicable, to deliver the Option Transfer Price to the Vendors, as applicable, together with the following duly executed documents to GSCP and the Vendors:

(a)	such other certificates, instruments, and documents required by this Agreement or the Option or as may be reasonably requested by GSCP and agreed to by Shaw, acting reasonably, prior to the Option Closing Date to carry out the intent and purposes of this Agreement and the Option with respect to the Option Closing.

3.6	Condition of Option Closing in Favour of GSCP

Each of Shaw and the Purchaser acknowledges and agrees that the obligations of GSCP and the Vendors to complete the purchase and sale of the Option Shares as contemplated by this Agreement are conditional on the satisfaction, or waiver by GSCP, of the following condition, at or prior to the Option Closing:

(a)	there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity which restrains, enjoins, prevents or prohibits the consummation of the purchase and sale of the Option Shares contemplated hereby.

3.7	Conditions of Option Closing in Favour of Shaw

GSCP and each of the Vendors acknowledges and agree that the obligations of Shaw and the Purchaser to complete the purchase and sale of the Option Shares as contemplated by this Agreement are conditional on the satisfaction, or waiver by Shaw, of the following conditions, all at or prior to the Option Closing:

(a)	CRTC Approval shall have been obtained; and

(b)	there shall not be in effect any preliminary or final decision, order or decree by a Governmental Entity which restrains, enjoins, prevents or prohibits the consummation of the purchase and sale of the Option Shares contemplated hereby.

3.8	Termination

Subject to Section 7.2, if (i) any of the conditions precedent set out in Section 3.6 of this Agreement are not satisfied, and have not been waived by GSCP, by the Outside Date, then the Option to acquire the Option Shares shall be cancelled (and, for the avoidance of doubt, GSCP shall be entitled to retain the Option Purchase Price), and (ii) any of the conditions precedent set out in Section 3.7 of this Agreement are not satisfied, and have not been waived by Shaw by the Outside Date, then the Option to acquire the Option Shares shall be cancelled (and, for the avoidance of doubt, GSCP shall be entitled to retain the Option Purchase Price).

ARTICLE 4
REPRESENTATIONS, WARRANTIES
AND FURTHER COVENANTS OF CW INVESTMENTS, GSCP,
THE VENDORS, SHAW AND THE PURCHASER

4.1	Representations and Warranties of GSCP and the Vendors

GSCP and each of the Vendors jointly and severally represents and warrants to Shaw and the Purchaser as follows and acknowledges that Shaw and the Purchaser are relying on such representations and warranties in connection with its acquisition of the Transferred Shares, the Option and the Option Shares:

(a)	GSCP and each of the Vendors is validly existing under the laws of its jurisdiction of formation and has the corporate or other organizational power and authority to enter into and perform its obligations under the Transaction Agreements;

(b)	the Transaction Agreements constitute valid and binding obligations of GSCP and each of the Vendors enforceable against GSCP and each of the Vendors in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity, whether asserted in a proceeding in equity or law;

(c)	the execution, delivery and performance by GSCP and each of the Vendors of the Transaction Agreements:

(i)	is within its corporate or other organizational power;

(ii)	have been duly authorized by all necessary corporate or other organizational action; and

(iii)	does not contravene its articles, by-laws or other constating documents;

(d)	the GS One Shares are owned beneficially and of record by GS Shareholder Holdco One with good and valid title, free and clear of all liens, charges and other encumbrances whatsoever (other than restrictions in the Shareholders Agreement, in the Articles of Association of CW Investments and under applicable securities laws or regulations);

(e)	the GS Two Shares are owned beneficially and of record by GS Shareholder Holdco Two with good and valid title, free and clear of all liens, charges and other encumbrances whatsoever (other than restrictions in the Shareholders Agreement, in the Articles of Association of CW Investments and under applicable securities laws or regulations);

(f)	other than CMI and CW Investments pursuant to the Shareholders Agreement, no person other than the Purchaser has any written or oral agreement or option or any right or privilege, in each case pursuant to an agreement to which GSCP or either of the Vendors are a party, to purchase or acquire from GSCP or either of the Vendors any of the Shares;

(g)	each of the Vendors is resident in Luxembourg for the purposes of the Tax Act and the Canada–Luxembourg Income Tax Convention;

(h)	the Shares and the Option are treaty-protected property, as defined in subsection 248(1) of the Tax Act, of each of the Vendors by virtue of paragraph 5 of Article 13 of the Canada–Luxembourg Income Tax Convention; and

(i)	none of GSCP, GSCP VI Advisors, LLC (the general partner of GSCP), GS Capital Partners VI Offshore Fund, L.P., GSCP VI Offshore Advisors, L.L.C. (the general partner of GS Capital Partners VI Offshore Fund, L.P.), GS Capital Partners VI GmbH & Co. KG, Goldman Sachs Management GP GmbH, (the general partner of GS Capital Partners VI GmbH & Co. KG) GS Capital Partners VI Parallel, L.P., GS Advisors VI, L.L.C. (the general partner of GSCP VI Parallel L.P.), the Vendors, or any persons or entities which they wholly own has knowingly acquired any shares in the capital of Shaw from October 1, 2009 through the date hereof or has any current intention of acquiring any such shares, and no such persons or entities have directed any person or entity which they control to acquire any shares in the capital of Shaw from October 1, 2009 through the date hereof or has the current intention of so directing any such person or entity.

4.2	Representations and Warranties of the Purchaser

Each of Shaw and the Purchaser jointly and severally represents and warrants to GSCP and each of the Vendors as follows and acknowledges that GSCP and each of the Vendors are relying on such representations and warranties in connection with its sale of the Transferred Shares, the Option and the Option Shares:

(a)	each of Shaw and the Purchaser is a corporation validly existing under the laws of its jurisdiction of formation and has the corporate power to enter into and perform its obligations under the Transaction Agreements;

(b)	the Transaction Agreements constitute valid and binding obligations of each of Shaw and the Purchaser enforceable against each of Shaw and the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity, whether asserted in a proceeding in equity or law;

(c)	the execution, delivery and performance by each of Shaw and the Purchaser of the Transaction Agreements:

(i)	is within its corporate power;

(ii)	have been duly authorized by all necessary corporate action; and

(iii)	does not contravene its articles, by-laws or other constating documents; and

(d)	Shaw has and will have on the Option Closing Date, sufficient financial resources to fund the payment by the Purchaser of the Option Transfer Price.

4.3	Covenants of GSCP and the Vendors

GSCP and each of the Vendors hereby covenants and agrees to:

(a)	not file or advance any claim against Canwest Global or any of its Affiliates in relation to the Companies’ Creditors Arrangement Act (Canada) proceedings involving Canwest Global and certain of its Affiliates commenced on October 6, 2009 (the “CCAA Proceedings”) and any and all processes and proceedings related thereto;

(b)	not participate in any way, directly or indirectly, in a manner adverse to Shaw or the Canwest Entities in respect of the CCAA Proceedings and any and all processes and proceedings related thereto;

(c)	except for Shaw and the Purchaser, not act jointly or in concert with (by contract, corporate or partnership association or otherwise) any person who participates in any way, directly or indirectly, in a manner adverse to Shaw or the Canwest Entities in respect of the CCAA Proceedings and any and all processes and proceedings related thereto;

(d)	immediately withdraw, on a without costs basis, the motion for leave to Appeal or any Appeal of the decision of the Honourable Mme Justice Pepall dated March 1, 2010 in the CCAA Proceeding regarding the Shaw Definitive Documents (as defined therein) and ancillary relief;

(e)	except as specifically permitted by the Transaction Agreements, not transfer or dispose (whether by sale, assignment, gift, bequest or otherwise) of the Option Shares or in any way encumber the Option Shares until the 18 month anniversary of the Outside Date; and

(f)	(i) use commercially reasonable efforts to pursue, support and to assist in the completion of the transactions contemplated by the Transaction Agreements in good faith, (ii) use commercially reasonable efforts to do all things that are reasonably necessary and appropriate in furtherance of, and to consummate and make effective, the transactions contemplated by the Transaction Agreements, and (iii) not take any action, directly or indirectly, that is materially inconsistent with, or is intended or is likely to interfere with the consummation of, the transactions contemplated by the Transaction Agreements on the terms set out in the Transaction Agreements; provided that nothing in this Section shall require GSCP or either of the Vendors (A) to participate in any proceedings, including any proceedings before the CRTC or the CCAA Proceedings, (B) to incur any expense or (C) incur any obligation or liability, including any obligation or liability to refund any portion of the Share Purchase Price, the Expense Reimbursement, the Option Purchase Price or the Option Transfer Price.

4.4	Covenants of the Vendors

Each of GSCP, GSCP VI Advisors, LLC (the general partner of GSCP), GS Capital Partners VI Offshore Fund, L.P., GSCP VI Offshore Advisors, L.L.C. (the general partner of GS Capital Partners VI Offshore Fund, L.P.), GS Capital Partners VI GmbH & Co. KG, Goldman Sachs Management GP GmbH (the general partner of GS Capital Partners VI GmbH & Co. KG), GS Capital Partners VI Parallel, L.P., GS Advisors VI, L.L.C. (the general partner of GSCP VI Parallel L.P.) and the Vendors hereby covenants and agrees to not knowingly acquire, and that any person or entity which they wholly own will not knowingly acquire, any shares in the capital of Shaw prior to the date that is 12 months after the earlier of August 15, 2011 and the date of the completion of the Recapitalization Transaction, and that none of them will direct any person or entity which they control to do so.

4.5	Covenants of Shaw, the Purchaser and CW Investments

(a) Subject to the terms and conditions of this Agreement, Shaw, the Purchaser and CW Investments hereby covenant and agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to obtain any necessary approval of a Governmental Entity, including any necessary CRTC Approval.

(b) At the request of Shaw, CW Investments shall co-operate with Shaw in the preparation of any application for any necessary approval of a Governmental Entity, including any necessary CRTC Approval.

(c) At the request of Shaw, CW Investments shall request that any application for any necessary approval of a Governmental Entity, including any necessary CRTC Approval, be processed on an expedited basis.

(d) Shaw, the Purchaser and CW Investments shall (i) use commercially reasonable efforts to pursue, support and to assist in the completion of the transactions contemplated by the Transaction Agreements in good faith, (ii) shall use commercially reasonable efforts to do all things that are reasonably necessary and appropriate in furtherance of, and to consummate and make effective, the transactions contemplated by the Transaction Agreements and (iii) not take any action, directly or indirectly, that is materially inconsistent with, or is intended or is likely to interfere with the consummation of, the transactions contemplated by the Transaction Agreements on the terms set out in the Transaction Agreements.

4.6	Guarantees

Shaw hereby irrevocably and unconditionally guarantees in favour of GSCP and the Vendors the performance by the Purchaser of its obligations under the Transaction Agreements. GSCP hereby irrevocably and unconditionally guarantees in favour of Shaw and the Purchaser the performance by each of the Vendors of its obligations under the Transaction Agreements.

ARTICLE 5
REPRESENTATIONS, WARRANTIES
AND COVENANTS OF CW INVESTMENTS

5.1	Representations and Warranties of CW Investments

CW Investments represents and warrants to Shaw, GSCP, the Vendors and the Purchaser as follows:

(a)	CW Investments is validly existing under the laws of its jurisdiction of formation, has the power to own or lease its property and has the power and authority to enter into and perform its obligations under the Transaction Agreements and Resignation and Release;

(b)	the Transaction Agreements and Resignation and Release constitute valid and binding obligations of CW Investments enforceable against CW Investments in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity, whether asserted in a proceeding in equity or law; and

(c)	the execution, delivery and performance by CW Investments of the Transaction Agreements and Resignation and Release:

(i)	is within its power;

(ii)	have been duly authorized by all necessary corporate action; and

(iii)	does not contravene its articles, by-laws or other constating documents.

5.2	Consent of CW Investments to the Transfer of the Shares

CW Investments hereby irrevocably consents to the transactions contemplated by the Transaction Agreements including, without limitation, (i) the transfer of the Transferred Shares by the Vendors to the Purchaser, (ii) the grant of the Option to the Purchaser and (iii) the transfer of the Option Shares to the Purchaser. CW Investments acknowledges and agrees that the CMI Consent shall, for all purposes, evidence the consent of the holders of the majority of shares of CW Investments entitled to vote at an ordinary general meeting to the transactions contemplated by the Transaction Agreements including, without limitation, (i) the transfer of the Shares by the Vendors to the Purchaser, (ii) the grant of the Option to the Purchaser and (iii) the transfer of the Option Shares to the Purchaser for purposes of section 32 of the Articles of Association of CW Investments, and shall evidence the consent of CMI for the purposes of the Shareholders Agreement.

ARTICLE 6
INDEMNIFICATION

6.1	Indemnification by GSCP and the Vendors

GSCP and each of the Vendors agrees to jointly and severally indemnify and save harmless Shaw and the Purchaser from all Losses suffered or incurred as a result of or arising directly or indirectly out of or in connection with:

(a)	the untruthfulness of any representation or warranty of GSCP or either of the Vendors contained in the Transaction Agreements or in any agreement, certificate or other document delivered pursuant hereto or thereto; and

(b)	any breach or non-performance by GSCP or either of the Vendors of any covenant to be performed by it which is contained in the Transaction Agreements or in any agreement, certificate or other document delivered pursuant hereto or thereto.

6.2	Indemnification by Shaw and the Purchaser

Each of Shaw and the Purchaser agrees to jointly and severally indemnify and save harmless GSCP and the Vendors from all Losses suffered or incurred as a result of or arising directly or indirectly out of or in connection with:

(a)	the untruthfulness of any representation or warranty of Shaw or the Purchaser contained in the Transaction Agreements or in any agreement, certificate or other document delivered pursuant hereto or thereto; and

(b)	any breach or non-performance by Shaw or the Purchaser of any covenant to be performed by it which is contained in the Transaction Agreements or in any agreement, certificate or other document delivered pursuant hereto or thereto.

6.3	Limitation

None of (i) GSCP and the Vendors, or (ii) Shaw and the Purchaser, shall be liable to make any payments on their respective indemnities contained in this Article 6 in each case in the aggregate in excess of the aggregate of the Share Purchase Price, the Option Transfer Price and the Option Purchase Price, and in respect of the Vendors, neither of the Vendors shall be liable to make any payments on their respective indemnities contained in this Article 6 in the aggregate in excess of each of their proportionate shares of the Share Purchase Price, the Option Transfer Price and the Option Purchase Price.

6.4	Claims

(a) In the event that a party (the “Indemnified Party”) shall become aware of any Claim in respect of which another party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify with reasonable particularity, to the extent that the information is available, the factual basis for the Claim and the amount of the Claim.

(b) If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

(c) Any notice of a Claim given to GSCP shall be deemed to also be notice to each of the Vendors and, for all purposes of this Article 6 (i) Shaw and the Purchaser shall be entitled to treat GSCP as the agent for and on behalf of each of the Vendors and (ii) each of the Vendors shall be bound by the actions of GSCP and shall have no right to dispute such actions.

(d) Any notice of a Claim given to Shaw shall be deemed to also be notice to the Purchaser and, for all purposes of this Article 6 (i) GSCP and the Vendors shall be entitled to treat Shaw as the agent for and on behalf of the Purchaser and (ii) the Purchaser shall be bound by the actions of Shaw and shall have no right to dispute such actions.

(e) With respect to any Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 30 Business Days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 30-Business Day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed-upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

ARTICLE 7
MISCELLANEOUS

7.1	Further Assurances

Each party shall take all such actions as are commercially reasonable, deliver to the other party such further information and documents and execute and deliver to the other party such further instruments and agreements as, in each case, the other party shall reasonably request to the extent necessary to consummate or confirm the transactions provided for in the Transaction Agreements or to accomplish the purpose of the Transaction Agreements or to assure to the other party the benefits of the Transaction Agreements; provided, however, that this provision shall not be interpreted as affecting, restricting or influencing the manner in which a party may exercise any approval, consent or other right in respect of the conditions to closing or the right of a party to not waive a condition; provided further that nothing in this Section shall require GSCP or either of the Vendors (A) to participate in any proceedings, including any proceedings before the CRTC or the CCAA Proceedings, (B) to incur any expense or (C) incur any obligation or liability, including any obligation or liability to refund any portion of the Share Purchase Price, the Option Purchase Price, the Expense Reimbursement or the Option Transfer Price.

7.2	Drag along Rights

At any time after the date hereof, irrespective of the cancellation of the Option pursuant to section 3.8 or the passage of the Outside Date, but prior to the acquisition by the Purchaser of the Option Shares or the transfer by the Vendors of the Option Shares after the 18 month anniversary of the Outside Date, the Purchaser shall be entitled, upon delivery of a written exercise notice to the Vendors, to sell all and only all of the Option Shares to any third party or parties at a price and on other terms and conditions (subject to the following sentence) negotiated by the Purchaser in its discretion. In the event of such an exercise and provided that the Vendors and GSCP shall incur no costs, liability or obligations of any nature or kind in connection with such exercise, sale or otherwise (all of which shall be for the account of and shall be paid by the Purchaser), on the delivery of the Option Transfer Price and the delivery of a written direction by the Purchaser, the Vendors shall transfer the Option Shares to such third party or parties as so directed by the Purchaser. For certainty, the Purchaser shall be responsible for obtaining any necessary approvals from Governmental Entities, including any necessary CRTC Approval.

7.3	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)	in the case of a Notice to GSCP to:

200 West Street
New York, NY
10282

Attention: Gerry Cardinale
E-mail: gerry.cardinale@gs.com
Fax No: (212) 357-5505

(b)	in the case of a Notice to GS Shareholder Holdco One or GS Shareholder Holdco Two to:

200 West Street
New York, NY
10282

Attention: Gerry Cardinale
E-mail: gerry.cardinale@gs.com
Fax No: (212) 357-5505

with a copy by e-mail or fax (which shall not constitute Notice) to:

GS Capital Partners VI L.P.
200 West Street
New York, NY
10282
U.S.A.

Attention: Ben Adler
E-mail: ben.adler@gs.com
Fax No: (212) 482-3820

(c)	in the case of Notice to Shaw, to:

Shaw Communications Inc.
Suite 900, 630 – 3rd Avenue SW
Calgary, Alberta T2P 4L4
Attention: Chief Financial Officer
E-mail:	steve.wilson@sjrb.ca

Facsimile: 403-750-7469

and

Attention: Vice President, Law
E-mail: peter.johnson@sjrb.ca
Facsimile: 403-716-6544

with a copy by e-mail or fax (which shall not constitute Notice) to:

Davies Ward Phillips & Vineberg LLP
1 First Canadian Place
100 King Street West
44th Floor
Toronto, Ontario M5X 1B1

Attention: Vincent Mercier
E-mail: vmercier@dwpv.com
Facsimile: 416-863-0871

(d)	in the case of Notice to the Purchaser, to:

7316712 Canada Inc.
c/o Shaw Communications Inc.
Suite 900, 630 – 3rd Avenue SW
Calgary, Alberta T2P 4L4
Attention: Chief Financial Officer
E-mail:	steve.wilson@sjrb.ca

Facsimile: 403-750-7469
with a copy by e-mail or fax (which shall not constitute Notice) to:
Davies Ward Phillips & Vineberg LLP 1 First Canadian Place 100 King Street West 44th Floor Toronto, Ontario M5X 1B1 Attention: Vincent Mercier E-mail:	vmercier@dwpv.com

Facsimile: 416-863-0871

(e)	in the case of Notice to CW Investments, to:

CW Investments Co.
c/o Canwest Media Inc.
31st Floor
Canwest Global Place
201 Portage Ave
Winnipeg, Manitoba R3B 3L7

Attention: General Counsel
Facsimile: 204-947-9841

Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section 7.3.

7.4	Assignment

Except as may be expressly provided in this Agreement, no party may assign this Agreement or any of the benefits, rights or obligations under this Agreement or enter into any participation agreement with respect to the benefits under this Agreement without the prior written consent of the other parties.

7.5	Amendments and Waivers

No amendment to or supplement of this Agreement shall be valid or binding unless set forth in writing and duly executed by Shaw, the Purchaser, GSCP and the Vendors; provided that no amendment of this Agreement shall modify the rights or obligations of the CW Investments unless agreed to in writing by CW Investments. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give such waiver and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

7.6	Survival

The representations, warranties and covenants contained herein shall survive the transactions contemplated herein and, notwithstanding the completion of such transactions, shall continue in full force and effect for the benefit of the respective parties.

7.7	Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7.8	Attornment and Process Agent

(a) Each of the parties hereby attorns to the exclusive jurisdiction of the courts of the Province of Ontario in connection with any action or proceeding arising out of or relating to the Transaction Agreements, waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts, and agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

(b) Each of GSCP and the Vendors irrevocably appoints McCarthy Tétrault LLP (the “Process Agent”), with an office at Suite 5300, Toronto-Dominion Bank Tower, Toronto, Ontario, M5K 1E6, for the attention of Garth Girvan, as its agent to receive on behalf of it and its property, service of any documents by which any action, application, reference or other proceeding arising out of or related to the Transaction Agreements is commenced. Such service may be made by delivering a copy of such documents in care of the Process Agent at the Process Agent’s above address, and each of the Vendors irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

7.9	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns, as applicable.

7.10	Announcements

No party shall make any public announcement or statement with respect to the Transaction Agreements or the transactions contemplated hereby or thereby without the approval of the other parties, such approval not to be unreasonably withheld or delayed, except to the extent necessary to comply with Applicable Law or applicable stock exchange requirements. In any event, each party agrees to give prior notice to the other of any public announcement.

7.11	Execution in Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and each of which taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

Schedule B
OPTION AGREEMENT

OPTION AGREEMENT made as of the 3rd day of May, 2010

BETWEEN:

GSCP VI AA ONE HOLDING S.àr.1,
a corporation governed by the laws of
Luxembourg (“GS Shareholder Holdco One”),

- and –

GSCP VI AA ONE PARALLEL HOLDING S.àr.1,
a corporation governed by the laws of
Luxembourg (“GS Shareholder Holdco Two”, and
together with GS Shareholder Holdco One, the “Vendors”),

- and -

7316712 CANADA INC.,
a corporation existing under the laws of Canada,
(the “Purchaser”).

WHEREAS on the date hereof the parties hereto, among others, entered into an agreement concerning the acquisition by the Purchaser of certain shares in the capital of CW Investments Co. (“CW Investments”) (the “Purchase Agreement”);

AND WHEREAS GS Shareholder Holdco One wishes to grant to the Purchaser an option to purchase its interest in CW Investments not acquired by the Purchaser pursuant to the Purchase Agreement; presently constituting 23 Class A Preferred Shares and 129,015 Class B Common Shares;

AND WHEREAS GS Shareholder Holdco Two wishes to grant to the Purchaser an option to purchase its interest in CW Investments not acquired by the Purchaser pursuant to the Purchase Agreement; presently constituting 11 Class A Preferred Shares and 18,999 Class B Common Shares;

NOW THEREFORE in consideration of the payment by the Purchaser to GS Shareholder Holdco One of $138,708,757.97 and GS Shareholder Holdco Two of $20,426,529.23, in consideration of the respective covenants, representations and warranties of the parties hereinafter contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

1. Definitions

All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

2. Certain Rules of Interpretation in this Agreement

(a) The terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof, and any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time.

(b) The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference herein to a particular Article, Section or Subsection refers to the specified Article, Section or Subsection of this Agreement.

(c) Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(d) Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(e) The terms “party” and “the parties” refer to a party or the parties to this Agreement.

(f) The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(g) Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

3. Grant of Option

Each of the Vendors hereby grants to the Purchaser, subject to the terms and conditions hereinafter set out and set out in the Purchase Agreement, an irrevocable option (the “Option”) to purchase (subject to CRTC Approval as set out in the Purchase Agreement) at any time prior to 5:00 p.m. EST on the Expiry Date:

(a)	in respect of GS Shareholder Holdco One, 23 Class A Preferred Shares and 129,015 Class B Common Shares, as such shares may be sub-divided, consolidated, reclassified or otherwise changed from time to time (the “Holdco One Option Shares”); and

(b)	in respect of GS Shareholder Holdco Two, 11 Class A Preferred Shares and 18,999 Class B Common Shares, as such shares may be sub-divided, consolidated, reclassified or otherwise changed from time to time (the “Holdco Two Option Shares” and, together with the Holdco One Option Shares, the “Option Shares”).

4. Purchase Price

The aggregate purchase price for the Option Shares shall equal the Option Transfer Price.

5. Expiry of Option

The Option may be exercised at any time (subject to CRTC Approval as set out in the Purchase Agreement), in whole, during the period commencing on the date of execution of this Agreement and terminating at 5:00 p.m. (Toronto time) on the Outside Date (the “Expiry Date”). At the close of business on the Expiry Date, the Option will expire and terminate.

6. Exercise of Option

(a) The Option shall be exercisable by the Purchaser in accordance with section 3.3 of the Purchase Agreement.

(b) Upon exercise of the Option, each Vendor shall sell, assign and transfer to the Purchaser, and the Purchaser shall acquire from the Vendors, the Option Shares, free from all liens, charges and encumbrances of any nature whatsoever (other than restrictions in the Shareholders Agreement, in the Articles of Association of CW Investments and under applicable securities laws or regulations), for the aggregate Option Transfer Price in lawful money of Canada, allocated as follows:

(i)	to GS Shareholder Holdco One, $871,640 of the Option Transfer Price ($1.00 in respect of the Class A Preferred Shares and the balance of the Option Transfer Price in respect of the Class B Common Shares sold by it); and

(ii)	to GS Shareholder Holdco Two, $128,360 of the Option Transfer Price ($1.00 in respect of the Class A Preferred Shares and the balance of the Option Transfer Price in respect of Class B Common Shares sold by it).

(c) The closing of the exercise of the Option shall otherwise be completed in accordance with sections 3.3 to 3.5 of the Purchase Agreement. Purchaser shall pay the Option Transfer Price to the Vendors at the Option Closing (by wire transfer to the account set out in Schedule A of the Purchase Agreement) free and clear of any withholdings.

7. The Vendors’ Covenants, Representations and Warranties

The Vendors hereby jointly and severally covenant, represent and warrant to the Purchaser that:

(a)	neither of them shall, except as specifically permitted by the Transaction Agreements, transfer or dispose (whether by sale, assignment, gift, bequest or otherwise) of the Option Shares or in any way encumber the Option Shares at any time on or prior to the Expiry Date;

(b)	other than CMI and CW Investments pursuant to the Shareholders Agreement, no person other than the Purchaser has any written or oral agreement or option or any right or privilege, in each case pursuant to an agreement to which GSCP or either of the Vendors are a party, to purchase or acquire from GSCP or either of the Vendors any of the Option Shares, and GSCP and each Vendor will not enter into any such agreement or grant any such option, right or privilege prior to the earlier of the Expiry Date or the Option Closing without the prior written consent of the Purchaser;

(c)	at the date hereof each of the Vendors is, and assuming no changes in Applicable Law from the date hereof, on the Option Closing Date each of the Vendors will be, resident in Luxembourg for the purposes of the Tax Act and the Canada–Luxembourg Income Tax Convention;

(d)	at the date hereof the Option Shares are, and assuming no changes in Applicable Law from the date hereof, on the Option Closing Date the Option Shares will be, treaty-protected property, as defined in subsection 248(1) of the Tax Act, of each of the Vendors by virtue of paragraph 5 of Article 13 of the Canada–Luxembourg Income Tax Convention; and

(e)	at the Option Closing, the Option Shares which are then to be purchased and sold will be owned by the Vendors as the legal beneficial owner of record with good and valid title thereto, free and clear of all liens, charges and encumbrances of any nature whatsoever (other than restrictions in the Articles of Association of CW Investments and under applicable securities laws or regulations); provided, however, that in no event shall this representation and warranty (or the covenant of the Vendors to sell, assign and transfer the Option Shares free from all liens, charges and encumbrances) be deemed to be untruthful or otherwise breached as a result of any action or omission by any Person outside of the control of GSCP or the Vendors (including, without limitation, in the event that there is any problem with title to any additional shares in the capital of CW Investments issued to the Vendors after the date hereof that constitute Option Shares as a result of an unauthorized subdivision of shares by CW Investments).

8. Conditions of Closing in Favour of the Purchaser

In addition to the conditions set out in sections 3.6 and 3.7 of the Purchase Agreement, the obligations of the Purchaser to purchase the Option Shares in respect of which the Option is exercised is conditional upon satisfaction of each of the following conditions (each of which is solely for the benefit of the Purchaser or its assigns and may be waived by the Purchaser or its assigns at any time and from time to time):

(a)	CRTC Approval shall have been obtained;

(b)	the representations and warranties made by the Vendors in Section 7 hereof and in sections 4.1(a), (b), (c) and (i) of the Purchase Agreement shall be true and correct in all material respects at the Option Closing, with the same force and effect as if such representations and warranties were made at and as of such time (except that the representations and warranties set forth in Sections 7(c) and (d) hereof shall be made as of the specific dates and times and subject to the assumptions set forth therein); and

(c)	each of the Vendors shall have complied with or performed in all material respects their covenants herein and in the Purchase Agreement to be complied with or performed on or prior to the Option Closing.

9. Further Assurances

Each party shall take all such actions as are commercially reasonable, deliver to the other party such further information and documents and execute and deliver to the other party such further instruments and agreements as, in each case, the other party shall reasonably request to the extent necessary to consummate or confirm the transactions provided for in this Agreement or to accomplish the purpose of this Agreement or to assure to the other party the benefits of this Agreement; provided, however, that this provision shall not be interpreted as affecting, restricting or influencing the manner in which a party may exercise any approval, consent or other right in respect of the conditions to closing or the right of a party to not waive a condition; provided further that nothing in this Section shall require GSCP or either of the Vendors (A) to participate in any proceedings, including any proceedings before the CRTC or CCAA Proceedings, (B) to incur any expense or (C) incur any obligation or liability, including any obligation or liability to refund any portion of the Share Purchase Price, the Option Purchase Price, the Expense Reimbursement or the Option Transfer Price.

10. Notices

Section 7.3 of the Purchase Agreement shall apply to this Agreement, mutatis mutanids.

11. Amendments and Waivers

No amendment to or supplement of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Purchaser and the Vendors. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give such waiver and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

12. Survival

The representations, warranties and covenants contained herein shall survive the closing of the transactions herein provided for and, notwithstanding such closing, shall continue in full force and effect for the benefit of the respective parties.

13. Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14. Attornment and Process Agent

(a) Each of the parties hereby attorns to the exclusive jurisdiction of the courts of the Province of Ontario in connection with any action or proceeding arising out of or relating to this Agreement, waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts, and agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

(b) Each of the Vendors irrevocably appoints McCarthy Tétrault LLP (the “Process Agent”), with an office at Suite 5300, Toronto-Dominion Bank Tower, Toronto, Ontario, M5K 1E6, for the attention of Garth Girvan, as its agent to receive on behalf of it and its property, service of any documents by which any action, application, reference or other proceeding arising out of or related to this Agreement is commenced. Such service may be made by delivering a copy of such documents in care of the Process Agent at the Process Agent’s above address, and each of the Vendors irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

15. Time of Essence

Time is of the essence in the performance of the parties’ respective obligations.

16. Successors and Assigns

The Vendors may not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement, without the prior written consent of the Purchaser. The Purchaser shall have the unfettered right to assign any or all of its rights hereunder to any party or parties in connection with section 7.2 of the Purchase Agreement provided that (a) the Purchaser complies with the Shareholders Agreement in so doing and provided that such assignee(s) agree(s) to be bound by the Shareholders Agreement and (b) the Purchaser shall remain liable for its obligations hereunder. This Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

17. Entire Agreement

This Agreement, the Purchase Agreement, the Mutual Release and the Assignment and Assumption Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein or therein.

18. Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, its application to other parties and all other provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

19. Execution in Counterpart

This Agreement may be executed in counterparts, each of which shall constitute an original and each of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

GSCP VI AA ONE HOLDING S.àr.1
by
Name:
Title:
Name:
Title:

GSCP VI AA ONE
PARALLEL HOLDING
S.àr.1
by
Name:
Title:
Name:
Title:

7316712 CANADA INC.
by
Name:
Title:
Name:
Title: